Exhibit 99.1

Tri-S Security Announces Results

For the 1st Quarter Ended March 31, 2008

EBITDA, as adjusted, improves to a positive $629,000.

ATLANTA – Monday, May 5, 2008 – Tri-S Security Corp. (NASDAQ: TRIS), a provider of security services and equipment for government and private entities, today announced its results of operations for the first quarter ended March 31, 2008. Tri-S provides security services through its two wholly-owned subsidiaries, The Cornwall Group, Inc. (“Cornwall”) and Paragon Systems, Inc. (“Paragon”).

First Quarter Ended March 31, 2008

•	Revenues increased 31% to $26.5 million for the quarter ended March, 31, 2008.

•	Gross profit increased 20% to $2.2 million from a year ago. Included in this figure are start-up costs on government contracts totaling $0.5 million in the quarter ended March 31, 2008.

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Gross margins were 8.4% compared to 9.2% a year ago. The difference between 2008 and 2007 is primarily attributable to sales mix, as Paragon sales accounted for 62% of total sales compared with 50% a year ago.

•	Net loss per basic and diluted share was $(0.43) for the quarter ended March 31,2008 compared to $(0.19) a year ago.

•	EBITDA, as adjusted (see “EBITDA, as adjusted” definition below) improved to a positive $629,000 from a negative $200,000 a year ago.

Recent Highlights

•	Awarded $58.0 million contract for Federal facilities in the State of Georgia.

•	Awarded $220 million contract for the national headquarters of the Social Security Administration.

•	Awarded an initial six-month contract with a six-month renewal option by the Department of Homeland Security in Southern California which is expected to generate up to $29 million annual revenue.

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Tri-S Security Announces 1st Quarter 2008 Results

May 5, 2008

•	Awarded $56 million contract by U.S. Department of Homeland Security for Federal Facilities in the Washington, DC area and the States of Maryland and Northern Virginia.

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Total contract pipeline of approximately $510 million, including approximately $230 million of contracts under bid and approximately $280 million of contracts for which bids have been solicited and are being prepared.

“Our first quarter 2008 results showed significant improvement compared to both the first quarter of 2007 and the previous quarter ended December 31, 2007,” said Ronald Farrell, CEO, Tri-S Security Corp. “We believe our contract pipeline continues to be strong and we remain very encouraged about winning new contracts at both Paragon and Cornwall. Since the first of this year, Paragon has been awarded new contracts worth $363 million and we are very encouraged with this success. With our current book of business we can anticipate revenue for 2008 through 2011 of approximately $140 million per year,” added Farrell.

“We are excited with our financial performance this quarter which resulted in solid improvements in our revenue, margins and EBITDA,” Farrell stated. “The trends in our contract pipeline remain very encouraging for continued top line growth and improved bottom line performance. I am optimistic about our 2008 results based upon our first quarter numbers,” Farrell concluded.

Financial Discussion for First Quarter Ended March 31, 2008

During the first quarter of 2008, revenue for Tri-S Security grew 31% to $26.5 million from $20.2 million in the first quarter of 2007. This increase was the result of internal growth principally at Paragon.

The gross profit for the first quarter of 2008 was $2.2 million compared to $1.9 million for the first quarter of 2007. Included in this figure are start-up costs totaling $0.5 million in the quarter ended March 31, 2008.

Gross margins were 8.4% compared to 9.2% a year ago. The difference between 2008 and 2007 is primarily attributable to sales mix, as Paragon sales accounted for 62% of total sales compared with 50% a year ago. Gross margins improved by 4.9% to 8.4% for the quarter ended March 31, 2008 when compared with the previous quarter ended December 31, 2007.

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Tri-S Security Announces 1st Quarter 2008 Results

May 5, 2008

General and administrative costs were $3.0 million for the first quarter of 2008 compared to $2.6 million in the first quarter of 2007. This increase was primarily attributable to a $0.4 million expense for stock based compensation. General and Administrative costs represented 11.1% of revenue for the first quarter of 2008 down from 13% of revenue in the same quarter for 2007.

The operating loss for the first quarter of 2008 was $0.9 million, compared to an operating loss of $1.0 million for the first quarter of 2007. Included in this figure are start-up costs totaling $0.5 million in the quarter ended March 31, 2008.

EBITDA, as adjusted, was a positive $629,000 for the first quarter of 2008 as compared to a negative $200,000 for the first quarter of 2007.

Interest expense, net, increased to $868,000 in the first quarter of 2008 compared to $533,000 million in the first quarter of 2007. This increase is primarily attributable to a higher borrowing base due to increased revenue and interest on our $2.5 million term loan issued in March 2007. In the first quarter of 2007, we recorded a one-time gain of $550,000 as a result of the settlement with the former shareholders of Cornwall. As a result, the loss before income tax was $1.8 million in the first quarter of 2008 compared to $1.0 million in the comparable period last year.

A tax expense of $47,000 was recorded for the quarter ended March 31, 2008 compared to a tax benefit of $305,000 for the quarter ended March 31, 2007 due to management’s decision to record a valuation allowance of $537,000 against deferred tax assets in the first quarter of 2008. Net loss for the first quarter of 2008 was $1.8 million compared to a net loss of $0.7 million in the first quarter of 2007.

In this release, we use the non-GAAP financial measure, EBITDA, as adjusted. EBITDA, as adjusted, is calculated as earnings before interest; taxes; depreciation and amortization; income from joint venture, net; non-cash stock-based compensation; start–up costs on new contracts; and other income/expense. A reconciliation of EBITDA, as adjusted, to net loss for the three-month period ended March 31, 2008 and 2007, is attached to this press release.

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Tri-S Security Announces 1st Quarter 2008 Results

May 5, 2008

Tri-S Security will host a conference call at 10:00 a.m. EDT on Tuesday, May 6, 2008 to discuss its first quarter results and respond to appropriate questions. Anyone interested in participating should call 800-259-2693 if calling within the United States or 913-661-9178 (internationally) approximately five to ten minutes prior to 10:00 a.m. EDT. Participants should ask for the Tri-S Security First Quarter 2008 Financial Results conference call.

This call is being webcast by Thomson Financial and can be accessed at Tri-S Security’s website at http://www.trissecurity.com. The webcast may also be accessed at Thomson’s website at http://www.earnings.com. The webcast can be accessed through Thursday, May 20, 2008 on either site. To access the webcast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player, please visit: http://www.microsoft.com/windows/windowsmedia/en/download/default.asp.

About Tri-S Security Corp.

Based in Atlanta, GA, Tri-S Security Corp. (NASDAQ: TRIS) is a provider of security services and equipment for government and private entities. Security services include uniformed guards, electronic monitoring systems, personnel protection, access control, crowd control and the prevention of sabotage, terrorist and criminal activities. As a leading aggregator of elite security companies, Tri-S Security is designed to build a strong enterprise in which to service a unique customer base that ensures America’s safety at home and work. Tri-S Security assumes responsibility for the marketing, infrastructure and overall operational performance for its subsidiaries. Tri-S Security’s management leverages highly trained government officers, experienced industry leaders, proven financial executives and infrastructure experts to consolidate the fragmented security industry into one efficient and effective security force.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Federal securities laws. Forward-looking statements are commonly identified by such terms and phrases as “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “projects” and other terms with similar meaning indicating potential impact on our business. Although we believe that the assumptions upon which such forward looking statements are based are reasonable, we can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from our projections and expectations are disclosed in our filings with the Securities and Exchange Commission, including the “Risk Factors” section set forth in our Annual Report on Form 10-K for the year ended December 31, 2007. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to their underlying assumptions. We do not undertake to publicly update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise. You may obtain and review our filings with the Securities and Exchange Commissions by visiting http://www.sec.gov.

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Tri-S Security Announces 1st Quarter 2008 Results

May 5, 2008

Contact:

Tri-S Security Corporation

Ronald Farrell, Chief Executive Officer

ronfarrell@trissecurity.com

1-678-808-1540

Investor Relations Counsel :

Booke and Company, Inc.

1-212 -490-9095

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Tri-S Security Announces 1st Quarter 2008 Results

May 5, 2008

Tri-S Security Corporation and Subsidiaries

Statements of Operations

Unaudited

(In thousands, except per share data)

	Three Months Ended March 31, 2008	Three Months Ended March 31, 2007
Revenues	$26,465	$20,205

Cost of revenues:
Direct labor	16,466	12,695
Indirect labor and other contract support costs	7,370	5,251
Amortization of customer contracts	405	406

	24,241	18,352

Gross profit	2,224	1,853
Selling, general and administrative	2,953	2,616
Amortization of intangible assets	176	235

	3,129	2,851

Operating income (loss)	(905)	(998)

Other income (expense):
Interest expense, net	(868)	(458)
Interest on series C redeemable preferred stock	—	(75)
Other income	5	550

	(863)	17

Loss before income taxes	(1,768)	(981)
Income tax benefit	47	(305)

Net loss	$(1,815)	$(676)

Basic and diluted net income (loss) per common share	$(0.43)	$(0.19)
Basic and diluted weighted average number of common shares	4,203	3,503

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Tri-S Security Announces 1st Quarter 2008 Results

May 5, 2008

Tri-S Security Corporation and Subsidiaries

Consolidated Balance Sheets

(In thousands, except per share data)

	Unaudited March 31, 2008	Audited December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$571	$465
Restricted cash	412	348
Unbilled revenues and trade accounts receivable, net of allowance of $750 and $701, respectively	15,912	13,993
Prepaid expenses and other assets	988	353

Total current assets	17,883	15,159
Property and equipment, less accumulated depreciation	763	476
Goodwill	16,078	16,078
Intangibles, net
Customer contracts	2,243	2,647
Deferred loan costs	398	515
Other	736	769

Total assets	$38,101	$35,644

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$1,884	$1,983
Other accrued expenses	1,323	895
Accrued interest expense – short term	326	—
Accrued salary and benefits	5,661	3,940
Income taxes payable	630	586
Asset-based lending facility	13,085	11,625
10% convertible notes	7,527	7,473
Term loan	2,500	—
Long-term debt - current portion	—	8

Total current liabilities	32,936	26,510
Other liabilities:
Term loan		2,500
Accrued interest expense - long term	334	353
Series D preferred stock subject to mandatory redemption	1,500	1,500

Total liabilities	34,770	30,863

Stockholders’ equity:
Common stock, $0.001 par value, 25,000,000 shares authorized; 4,248,704 shares issued at March 31, 2008 and December 31, 2007	4	4
Treasury stock - 45,424 shares at cost	(105)	(105)
Additional paid-in capital	16,733	16,368
Deficit	(13,301)	(11,486)

Total stockholders’ equity	3,331	4,781

Total liabilities and stockholders’ equity	$38,101	$35,644

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Tri-S Security Announces 1st Quarter 2008 Results

May 5, 2008

Tri-S Security Corporation and Subsidiaries

Statements of Cash Flows

Unaudited

(In thousands)

	Three Months Ended March 31, 2008	Three Months Ended March 31, 2007
Cash flow from operating activities:
Net income (loss)	$(1,815)	$(676)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Gain on Cornwall settlement	—	(250)
Bad debt expense	50	65
Depreciation and amortization	677	719
Deferred income tax benefits	—	(179)
Non-cash employee stock option expense	365	76
Non-cash interest expense	54	48
Changes in operating assets and liabilities:
Unbilled revenues and trade accounts receivable	(1,969)	2,324
Prepaid expenses and other assets	(635)	(174)
Trade accounts payable	(99)	(126)
Accrued liabilities	2,448	(83)
Income taxes payable	44	(140)

Net cash provided (used) by operating activities	(880)	1,604

Cash flow from investing activities:
Acquisition of subsidiary, net of cash acquired
Restricted cash	(64)
Purchase of property and equipment	(384)	(12)

Net cash provided (used) by investing activities	(448)	(12)

Cash flow from financing activities:
Proceeds from exercise of stock options
Proceeds from (payments on) asset based lending facility, net	1,460	(1,577)
Proceeds of (repayments on) of term loans	—	100
Deferred financing costs	(26)	(40)
Deferred initial public offering costs	—

Net cash provided (used) by financing activities	1,434	(1,517)

Net increase (decrease) in cash and cash equivalents	106	75
Cash and cash equivalents at beginning of period	465	66

Cash and cash equivalents at end of period	$571	$141

Supplemental disclosures of cash flow information:
Interest paid	$571	$410
Income taxes paid	$4	$14

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Tri-S Security Announces 1st Quarter 2008 Results

May 5, 2008

Tri-S Security Corporation and Subsidiaries

EBITDA, as adjusted

(In thousands)

	Three Months Ended March 31, 2008	Three Months Ended March 31, 2007
Net Loss	$(1,815)	$(676)

Adjustments:
Income tax expense (benefit)	47	(305)
Interest expense, net	868	458
Interest on preferred stock subject to mandatory redemption	0	75
Other income/(expense)	(5)	(550)
Amortization of intangible assets	176	235
Amortization of customer contracts	404	406
Depreciation	97	78
Start up costs on new contracts	492	3
Non-cash stock based compensation	365	76

EBITDA, as adjusted	$629	$(200)